Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (the “Amendment”) is made and entered into as of February 16, 2015, by and between GIGA-TRONICS INCORPORATED, a California corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York corporation (the “Rights Agent”), and amends the Rights Agreement by between the Company and Rights Agent dated as of January 23, 2013 (the “Rights Agreement”).

WHEREAS, Section 27 of the Rights Agreement provides that the Company may amend the Rights Agreement without approval of any holders of rights issued thereunder, in order to change or supplement the provisions thereunder as the Company deems necessary and desirable.

NOW, THEREFORE, for consideration set forth herein and in the Rights Agreement, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound the Company and the Rights Agent agree as follows:

SECTION 1(a) Amendment to Definition of Exempt Person. The definition of Exempt Person set forth in Section 1 of the Rights Agreement is hereby amended and restated as follows.

“Exempt Person” shall mean

(i)     the Company,

(ii)     any wholly-owned Subsidiary of the Company,

(iii)     any employee benefit plan of the Company or of a Subsidiary of the Company and any Person holding Voting Shares for or pursuant to the terms of any such employee benefit plan; and

(iv)     Alara Capital AVI II, LLC and Spring Mountain Capital, LP;

provided in the case of entities listed in clause (iv) above, such entities are Affiliates for purposes of the definition of Beneficially Ownership and therefore the holdings of each entity shall be deemed to be Beneficially Owned by the other entity and shall be aggregated for this purpose; provided further, that each of such entities shall be an Exempt Person only so long as neither of them acquires Beneficial Ownership of additional shares of Voting Stock such that the percentage of the outstanding Voting Stock of the Company Beneficially Owned by such entities in the aggregate would exceed 44%; provided further, for purposes of this definition, shares of which Lutz Henckels or Joseph Thompson currently has or hereafter acquires Beneficial Ownership for his own account shall not be deemed to be Beneficially Owned by either of such entities.

SECTION 1(b) Miscellaneous.

(i) Except as expressly provided herein, all of the terms and conditions of the Rights Agreement shall continue in full force and effect.

(ii) From and after the execution and delivery hereof, all references to the Rights Agreement contained in other agreements or instruments (however the Rights Agreement may be defined in such other agreements or instruments) shall hereafter refer to the Rights Agreement as amended pursuant to this Amendment.

(iii) This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the State of California.

(iv) This Amendment shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

(v) This Amendment may be executed in any number of counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

(vi) The captions and paragraph headings used in this Amendment have been inserted for convenience of reference only, and shall not affect the construction or interpretation of any provision hereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

GIGA-TRONICS INCORPORATED

By:	/s/ John Regazzi
Name:	John Regazzi
Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Michael A. Nespoli
Name:	Michael A. Nespoli
Title:	Executive Director